Exhibit 10.2

EXECUTION COPY

September 27, 2021

TradeUp Global Corporation

437 Madison Ave., 27th Floor

New York, New York 10022

RE: Letter Agreement Amendment

Ladies and Gentlemen:

This letter amends (this “Letter Agreement Amendment”) that certain letter agreement, dated April 28, 2021, by and among Tradeup Global Corporation (the “Company”), TradeUp Global Sponsor LLC (“Sponsor”), Sponsor, and David X. Li, Tao Jiang and Michael Davidov (each an “Insider and collectively, the “Insiders”) (the “Letter Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).

This Letter Agreement Amendment is being entered into simultaneously with, among other documents, that certain Business Combination Agreement, dated the date hereof (the “Combination Agreement”), by and among the Company, TGC Merger Sub, a wholly owned subsidiary of the Company (“Merger Sub”), and SAITECH Limited (“Target”), pursuant to which, among other things, Merger Sub would merge with and into Target, with Target being the surviving company and becoming a wholly owned subsidiary of the Company (the “Merger”), subject to the terms and conditions set forth in the Combination Agreement.

In order to induce the Target to enter into the Combination Agreement and proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company, Sponsor and Insiders hereby agree as follows:

1.            By execution of this Letter Agreement Amendment, Sponsor hereby consents to the Company’s entry into the Combination Agreement as required pursuant to Paragraph 3 of the Letter Agreement.

2.            If a Closing of the Combination Agreement occurs, Paragraph 5 of the Letter Agreement will be deleted as of the Merger Effective Date, and instead Sponsor and the Insiders shall be subject to the terms of the Purchaser Lock-Up Agreements in the form attached to the Combination Agreement, which shall be executed and delivered by Sponsor and each of the Insiders in connection with the Closing in accordance with the terms of the Combination Agreement.

3.            The Letter Agreement is hereby amended to add a new Paragraph 19 relating to Sponsor funding obligations:

“19.      Sponsor Funding Obligations.

(a)            If as of the date hereof, the cash on hand at the Company as of such date is insufficient to fund the Company’s ordinary working capital expenses of the Company and Merger Sub though the earlier of Closing or the termination of the Combination Agreement in accordance with its terms, then Sponsor shall fund (or cause its Affiliates (other than the Company or any Subsidiary of the Company) to fund) any such shortfall in working capital. Subject to the limitations set forth in Paragraph 19(b) below. funding may be made at the election of the Purchaser in equity, debt or convertible debt; provided that, (i) any such working capital funding for additional equity or convertible debt shall (A) not exceed $1,200,000 and (B) shall be for the issuance of Class A Ordinary Shares of Purchaser at a price or conversion price of US$10.00 per share (with the result that any debt convertible shall be converted immediately prior to the Closing into that number of shares of Class A Ordinary Shares of the Company equal to the quotient obtained by dividing the outstanding indebtedness balance immediately prior to Closing divided by 10), and (ii) in the case of any debt funding (whether convertible or non-convertible), such Indebtedness shall bear simple interest at a rate not to exceed 2% per annum.

(b)            If from the date of this Agreement through the earlier of Closing or the termination of the Combination Agreement is Agreement, the Company and Merger Sub incur Indebtedness, Purchaser Transaction Expenses (whether due before, on or after the Closing) (including deferred underwriting fees, but expressly excluding any D&O tail insurance costs pursuant to Section 5.16(b) of the Combination Agreement) or other Liabilities incurred by Purchaser or Merger Sub for purposes of funding working capital that in the aggregate exceeds the Purchaser Debt and Liability Cap, without the prior express written consent of Target, then Sponsor shall fund (or cause its Affiliates (other than the Company or any Subsidiary of the Company) to fund) such excess amount in Sponsor’s election either by (i) a cash contribution by Sponsor (for no additional equity interests) or (ii) advancing funds in the form of debt obligations that (A) will bear simple interest at a rate not to exceed 2% and (B) if a Closing occurs, such debt will remain an obligation of the Company, but Sponsor (or its Affiliates, as applicable) shall forfeit that number of Class A Ordinary Shares and or Class B Ordinary Shares of the Company immediately prior to Closing equal to the quotient obtained by dividing the outstanding indebtedness balance immediately prior to Closing divided by 10.”

4.            Target shall be an express intended third party beneficiary of the amendments set forth in this Letter Agreement Amendment, with full power to enforce the terms and provisions hereof against Sponsor and the Insiders, as applicable.

5.            This Letter Agreement Amendment may be executed in any number of original or electronic counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

6.            Except as amended herein, all terms and conditions of the Letter Agreement shall continue in full force and effect.

[Signature Page Follows]

Sincerely,

TRADEUP GLOBAL SPONSOR LLC

By:	/s/ Jianwei Li
Name:	Jianwei Li
Title:	Manager

/s/ David X. Li
David X. Li

/s/ Tao Jiang
Tao Jiang

/s/ Michael Davidov
Michael Davidov

ACKNOWLEDGED AND AGREED:

TRADEUP GLOBAL CORPORATION

By:	/s/ Hung Lei
Name:	Huang Lei
Title:	Co-Chief Executive Officer

4